Exhibit 99.1

WILLIS LEASE FINANCE REPORTS FIRST HALF 2003 PROFITS RISE 29% TO $2.0 MILLION

SAUSALITO, CA – August 7, 2003—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported first half 2003 net income rose 29% from a year ago despite continued challenging market conditions. In the quarter ended June 30, 2003, the company generated net income of $1.2 million, or $0.13 per diluted share, on revenue of $15.6 million. In the second quarter of 2002, the company posted net income of $577,000, or $0.07 per diluted share, on revenue of $13.4 million. For the first half of 2003, net income was $2.0 million, or $0.22 per diluted share, compared to $1.5 million, or $0.17 per diluted share for the same period in 2002.

Current Market

“In the first half of 2003, the aviation marketplace was jolted by the effects of the war in Iraq, the SARS virus and more airline bankruptcies and near bankruptcies,” said Charles F. Willis, President and CEO. “The good news is that the adverse effects of the war and the SARS virus appear to be in the rearview mirror at this point. While still a challenging environment, more people are flying. Asian travel in particular appears to be rapidly recovering from the SARS crisis, with carriers reinstating flights and reporting increased traffic. In addition, from what I can see, it seems as though the marketplace is finding a way to deal with most of the troubled airlines in a manner that helps to preserve some semblance of stability.”

The portfolio utilization rate at June 30, 2003 was 84.6%, which was down slightly from 85.8% at March 31, 2003, but up considerably from 80.0% at the end of June last year. At July 31, 2003, the utilization rate improved to 87.5%. “We are pleased with how the lease portfolio is performing, and with what we have been able to accomplish over the past year,” said Donald A. Nunemaker, Chief Operating Officer. “As of the end of July 2003, our portfolio utilization rate was higher than it has been at any month end since October 2001. We continue to actively manage our portfolio to meet the needs of our customers while striving for the highest utilization rate possible.”

Results from Operations

Lease revenue in the second quarter totaled $14.6 million, up 8% from $13.6 million in the second quarter of 2002. Year-to-date lease revenue improved 5% to $28.6 million compared to $27.2 million in the first six months of 2002. During the second quarter of 2003, sales of equipment generated a net gain of $1.0 million, compared to a net loss of $152,000 in the same quarter last year. In the first six months of 2003, the company booked $1.1 million in gains on sales of equipment compared to $583,000 in the like period of 2002. Total revenue in the quarter ended June 30, 2003 increased 16% to $15.6 million compared to $13.4 million in the same quarter of 2002, with the increase attributable to higher lease revenue and a larger gain on sales of equipment. Year-to-date 2003 total revenue increased 7% to $29.7 million compared to $27.8 million in the first half of 2002 due to the same reasons as identified above.

“Last quarter we reported we had five engines leased to two carriers who had filed for bankruptcy protection. Since that time, one engine was returned, and payments on the remaining four engines have been reinstated,” said Monica J. Burke, Chief Financial Officer. “In the second quarter, we did not recognize $300,000 of lease revenue from these troubled carriers, although we are hopeful it will ultimately be recoverable. We also recorded $670,000 of deposits into lease revenue from a customer that went bankrupt in a prior year. In addition, the $1.0 million gain from sale of equipment was partially offset by a write-down of $645,000 on three engines held for sale, one of which was sold in July. As we have done in the past, we occasionally choose not to make further investments in certain assets that are not economical to repair.”

WLFC Posts Profit in 2Q03

August 7, 2003

Total expenses in the second quarter of 2003 increased 11% to $13.9 million compared to $12.5 million in the same quarter of 2002. Year-to-date 2003 total expenses grew 5% to $26.7 million from $25.3 million in the first half a year ago. Depreciation was 15% higher in the current quarter and 13% higher year-to-date mainly due to accelerated depreciation, resulting from changes in estimates of useful lives and residual values, on certain older engine types. Net interest and finance costs dropped 4% in the second quarter of 2003 and 5% year-to-date as a result of the continued reductions in interest rates. In the quarter ending June 30, 2003, general and administrative expense grew 15% to $3.5 million compared to $3.1 million in the second quarter a year ago mainly due to increased employee and consulting costs partially offset by reduced legal expenses. For the first half of 2003, general and administrative expenses were up 2% at $6.9 million from $6.8 million in the first half of 2002.

Second quarter 2003 pretax income totaled $1.7 million, up 87% compared to $901,000 in the second quarter of 2002. Year-to-date 2003 pre-tax income grew 21% to $2.9 million compared to $2.4 million in the first half of 2002. Second quarter 2003 net income nearly doubled to $1.2 million, or $0.13 per diluted share, compared to $577,000, or $0.07 per diluted share in the second quarter a year ago. In the first six months of 2003, net income grew 29% to $2.0 million, or $0.22 per diluted share, compared to $1.5 million, or $0.17 per diluted share, in the first six months of 2002.

Balance Sheet & Liquidity

At June 30, 2003, the company had 117 commercial jet engines, 4 aircraft parts packages and 6 aircraft in its lease portfolio with a net book value of $501.7 million compared to $499.9 million at June 30, 2002, when it consisted of 117 commercial jet engines, 4 aircraft parts packages and 6 aircraft.

Assets totaled $545.1 million at the quarter ending June 30, 2003, compared to $552.2 million a year ago. Shareholders’ equity increased 3% to $106.4 million, or $12.04 per common share at June 30, 2003, compared to $103.0 million, or $11.66 per common share, a year earlier.

The company had approximately $18.5 million available under its credit facilities at June 30, 2003 compared to approximately $30.6 million a year ago. The company’s funded debt to equity ratio was 3.4 to 1 at June 30, 2003, compared to 3.5 to 1 at the end of the second quarter last year. WLFC had $32.2 million of restricted and unrestricted cash and cash equivalents at June 30, 2003, compared to $40.3 million at June 30, 2002.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them to reflect changes that occur after that date. The Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the long-term effects of the September 11th terrorist attack, military incursions and the recent SARS outbreak on the airline industry and the world economy, and the industry’s ability to recover therefrom, the ability to maintain supplier and customer relationships, trends in the airline industry, including growth rates of the Asian aviation markets, lease durations, risks associated with refurbishing and providing jet engines and aircraft, the ability of the Company to successfully negotiate equipment purchases and to remarket or re-lease engines and component packages in a timely manner, changes in accounting guidelines, the ability to collect outstanding lease commitments, impacts due to bankruptcies of certain of the Company’s customers and others in the airline industry, the ability to control costs and expenses, changes in interest rate levels, availability of capital to the Company, the valuation of engines in the secondary market, and other risks detailed in the Company’s Report on Form 10-K and periodic reports filed with the Securities and Exchange Commission.

WILLIS LEASE FINANCE CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2003	2003	2002	2003	2002
REVENUE
Lease revenue	$14,599	$14,004	$13,560	$28,603	$27,177
Gain/(loss) on sale of leased equipment	1,013	38	(152)	1,051	583
Total revenue	15,612	14,042	13,408	29,654	27,760

EXPENSES
Depreciation expense	5,312	5,254	4,637	10,566	9,354
Write-down of equipment	645	—	154	645	154
General and administrative	3,547	3,386	3,087	6,933	6,778
Net interest and finance costs	4,426	4,173	4,629	8,599	9,063
Total expenses	13,930	12,813	12,507	26,743	25,349

Income before income taxes	1,682	1,229	901	2,911	2,411

Income taxes expense	(530)	(387)	(324)	(917)	(868)
Net income	$1,152	$842	$577	$1,994	$1,543

Basic earnings per common share:
Net income	$0.13	$0.10	$0.07	$0.23	$0.17

Diluted earnings per common share:
Net income	$0.13	$0.09	$0.07	$0.22	$0.17

Average common shares outstanding	8,838	8,836	8,830	8,837	8,829
Diluted average common shares outstanding	8,874	8,875	8,852	8,872	8,854

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	June 30, 2003	December 31, 2002 (as restated)	June 30, 2002 (as restated)
ASSETS
Cash and cash equivalents including restricted cash of $27,359, $24,486 and $25,929 at June 30, 2003, December 31, 2002, and June 30, 2002, respectively	$32,204	$27,289	$40,318
Equipment held for operating lease, less accumulated depreciation of $59,954, $54,687, and $49,302 at June 30, 2003, December 31, 2002, and June 30, 2002, respectively	495,283	495,398	492,854
Net investment in direct finance lease	6,435	6,832	7,073
Operating lease related receivable, net of allowances of $346, $299 and $284 at June 30, 2003, December 31, 2002, and June 30, 2002, respectively	2,764	3,380	3,219
Investments	1,480	1,480	1,480
Assets under derivative instruments	—	57	499
Other assets	6,917	8,559	6,742
Total assets	$545,083	$542,995	$552,185

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$4,289	$4,328	$16,280
Liabilities under derivative instruments	2,584	1,903	1,990
Deferred income taxes	23,911	23,214	23,518
Notes payable	361,070	364,680	361,708
Maintenance reserves	39,047	34,211	34,908
Security deposits	2,375	3,501	5,232
Unearned lease revenue	5,377	6,253	5,586
Total liabilities	438,653	438,090	449,222

Shareholders’ equity:
Preferred stock ($0.01 par value, 5,000,000 shares authorized; none outstanding)	$—	$—	$—
Common stock, ($0.01 par value, 20,000,000 shares authorized; 8,838,140, 8,833,978 and 8,830,181 shares issued and outstanding at June 30, 2003, December 31, 2002 and June 30, 2002, respectively)	88	88	88
Paid-in capital in excess of par	61,664	61,646	61,555
Accumulated other comprehensive loss, net of tax of $1,184, $960 and $871 at June 30, 2003, December 31, 2002 and June 30, 2002, respectively	(2,063)	(1,576)	(1,374)
Retained earnings	46,741	44,747	42,694
Total shareholders’ equity	106,430	104,905	102,963

Total liabilities and shareholders’ equity	$545,083	$542,995	$552,185

Note: Transmitted on BusinessWire on August 7, 2003 at 1:34 p.m. PDT.